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              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                             Corporate Center at Rye
                     555 Theodore Fremd Avenue, Sutie C-209
                                  Rye, NY 10580

                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

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                    Check if this endorsement supersedes a prior Roth
                    IRA endorsement .................................
                    Check if Roth Conversion IRA ....................

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         This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

         The Annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

                                    ARTICLE I

         1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the issuer will except only cash contributions and only up to a maximum amount of $2,000 for any tax year of the annuitant.

         2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

                                   ARTICLE II

         The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single annuitant, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married annuitant who files jointly, between AGI of $150,000 and $160,000; and for a married annuitant who files separately, between $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for that tax year exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

                                   ARTICLE III

         The annuitant's interest in the contract is nonforfeitable and nontransferable.

                                   ARTICLE IV

         1. The contract does not require fixed contributions.

         2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied before the close of the calendar year following the year of the dividend as contributions toward the contract.

                                    ARTICLE V

         1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the annuitant or, if the annuitant has not so elected, at the election of the beneficiary, either:

         (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the annuitant's death, or

         (b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the annuitant's death. Life expectancy is computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations.
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If distributions do not begin by the date described in (b) distribution method
(a) will apply.

         2. If the annuitant's spouse is the sole beneficiary on the annuitant's date of death, such spouse will then be treated as the annuitant.

                                   ARTICLE VI

         1. The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required under sections 408(i) and 408A(d)(3)(E), and Regulations section 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

         2. The issuer agrees to submit reports to the Internal Revenue Service and the annuitant as prescribed by the Internal Revenue Service.

                                   ARTICLE VII

         Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

                                  ARTICLE VIII

         This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

                                   ARTICLE IX

         1. The Annuitant must be an individual who is the sole Owner. A Joint Owner cannot be named. Neither the Owner nor the Annuitant can be changed. The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries.

         2. All distributions made while the Owner is alive must be made to the Owner. All payments made under a Joint and Survivor Annuity Income Option after the Owner's death while the Joint Annuitant is alive must be made to the Joint Annuitant.

         3. No loan may be made under the Contract. The Owner's interest in the Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose (other than a transfer incident to a divorce or separation instrument in accordance with section 408(d)(6)) to any person.

         4. All references in the Contract to IRC Section 72(s) are deleted.

Endorsed on the Date of Issue of this Contract.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK


President
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GENERAL INSTRUCTIONS                           This Roth IRA can be used by an                SPECIFIC INSTRUCTIONS
(Section references are to the                 annuitant to hold: (1) IRA Conversion          ARTICLE I.  The annuitant may be
Internal Revenue Code unless                   Contributions, amounts rolled over or          subject to a 6-percent tax on excess
otherwise noted.)                              transferred from another Roth IRA,             contributions if (1) contributions to
                                               and annual cash contributions of up            other individual retirement
PURPOSE OF FORM                                to $2,000 from the annuitant; or (2) if        arrangements of the annuitant have
A Roth individual retirement annuity           designated as a Roth Conversion                been made for the same tax year, (2)
(Roth IRA) is established after the            IRA (by checking the box on page 1),           the annuitant's adjusted gross
contract, which includes this                  only IRA Conversion Contributions              income exceeds the applicable limits
endorsement, is fully executed by              for the same tax year.                         in Article II for the tax year, or (3)
both the individual (annuitant) and                                                           the annuitant's and spouse's
the issuer.  The contract must be for          To simplify the identification of funds        compensation does not exceed the
the exclusive benefit of the annuitant         distributed from Roth IRAs,                    amount contributed for them for the
or his or her beneficiaries.                   annuitants are encouraged to                   tax year.  The annuitant should see
                                               maintain IRA Conversion                        the disclosure statement or Pub. 590
Unlike contributions to traditional            Contributions for each tax year in a           for more information
individual retirement arrangements,            separate Roth IRA.                             ARTICLE IX.  Article IX and any that
contributions to a Roth IRA are not                                                           follow it may incorporate additional
deductible from the annuitant's gross          DEFINITIONS                                    provisions that are agreed to by the
income; and distributions after 5              ROTH CONVERSION IRA.  A Roth                   annuitant and issuer to complete the
years that are made when the                   Conversion IRA is a Roth IRA that              contract.  They may include, for
annuitant is 59 1/2 years of age or            accepts only IRA Conversion                    example, definitions, investment
older or on account of death,                  Contributions made during the same             powers, voting rights, exculpatory
disability, or the purchase of a home          tax year.                                      provisions, amendment and
by a first-time homebuyer (limited to          IRA CONVERSION CONTRIBUTIONS.                  termination, removal of the issuer,
$10,000), are not includible in gross          IRA Conversion Contributions are               issuer's fees, state law requirements,
income.  For more information on               amounts rolled over, transferred, or           beginning date of distributions,
Roth IRAs, including the required              considered transferred from a                  accepting only cash, treatment of
disclosure the annuitant can get from          nonRoth IRA to a Roth IRA.  A                  excess contributions, prohibited
the issuer, get Pub. 590, Individual           nonRoth IRA is an individual                   transactions with the annuitant, etc.
Retirement Arrangements (IRAs).                retirement account or annuity
                                               described in section 408(a) or
                                               408(b), other than a Roth IRA.
                                               ISSUER.  The issuer is the insurance
                                               company providing the annuity
                                               contract.
                                               ANNUITANT.  The annuitant is the
                                               person who establishes the annuity
                                               contract.
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